EXHIBIT 21

STIFEL FINANCIAL CORP. AND SUBSIDIARIES

SUBSIDIARIES OF STIFEL FINANCIAL CORP. (1)

NAME	STATE OF INCORPORATION	NAMES UNDER WHICH SUBSIDIARY DOES BUSINESS
Stifel, Nicolaus & Company, Incorporated	Missouri	Stifel, Nicolaus & Company, Incorporated
Alliance Realty Corp.	Missouri	Alliance Realty Corp.
Century Securities Associates, Inc.	Missouri	Century Securities Associates, Inc.
Stifel, Nicolaus Insurance Agency, Inc. (2)	Arkansas	Stifel, Nicolaus Insurance Agency, Inc.
S-N Capital Corp. (2)	Missouri	S-N Capital Corp.
Stifel Insurance Agency - Ohio, Inc. (4)	Ohio	Stifel Insurance Agency - Ohio, Inc.
Stifel Venture Corp.	Missouri	Stifel Venture Corp.
Pin Oak Capital, Ltd. (3)	Missouri	Pin Oak Capital, Ltd.
Stifel Asset Management Corp.	Missouri	Stifel Asset Management Corp.
Stifel CAPCO, L.L.C.	Missouri	Stifel CAPCO, L.L.C.
Stifel CAPCO II, L.L.C.	Missouri	Stifel CAPCO II, L.L.C.
Hanifen, Imhoff Inc.	Colorado	Hanifen, Imhoff Inc.

(1) Does not include corporations in which registrant owns 50 percent or less of the stock.

(2) Wholly owned subsidiary of Stifel, Nicolaus & Company, Incorporated.

(3) Wholly owned subsidiary of Stifel Asset Management Corp.

(4) Majority owned subsidiary of Stifel, Nicolaus & Company, Incorporated.